THE GABELLI GLOBAL MULTIMEDIA TRUST INC. (the "Fund")
                            EXHIBIT TO ITEM 77Q1(a)

                        ARTICLES OF AMENDMENT TO THE
                          ARTICLES SUPPLEMENTARY
                       CREATING AND FIXING THE RIGHTS OF
              SERIES C AUCTION RATE CUMULATIVE PREFERRED STOCK

     	The Gabelli Global Multimedia Trust Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

     	FIRST: Article I.3(b) of the Articles Supplementary
Creating and Fixing the Rights of Series C Auction Rate
Cumulative Preferred Stock ("Articles Supplementary") is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

(b)	In the event of a redemption of Series C Preferred Stock
pursuant to paragraph 3(a) above, the Corporation will have filed or will file a notice of its intention to redeem with the Commission, in either case so as to provide at least the minimum notice required under Rule 23c-2 under the 1940 Act or any successor provision (such Rule 23c-2 notice shall be provided to S&P as soon as practicable after the notice is filed with the Commission so long as S&P is rating the Series C Preferred Stock at the Corporation's request). In addition, the Corporation shall deliver a notice of redemption to the Auction Agent (the "Notice of Redemption") containing the information set forth below (i) in the case of an optional redemption pursuant to paragraph 3(a)(i) above, one Business Day prior to the giving of notice to the Holders and (ii) in the case of a mandatory redemption pursuant to paragraph 3(a)(ii) above, on or prior to the 7th day preceding the Mandatory Redemption Date. The Auction Agent will use its reasonable efforts to provide telephonic, electronic or written notice to each Holder of any shares of Series C Preferred Stock called for redemption not later than the close of business on the Business Day immediately following the day on which the Corporation determines the shares to be redeemed (or, during a Default Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Auction Agent receives Notice of Redemption from the Corporation). The Auction Agent shall confirm a telephonic notice in writing not later than the close of business on the third Business Day preceding the date fixed for redemption by providing the Notice of Redemption to each Holder of shares called for redemption, the Paying Agent (if different from the Auction Agent) and the Securities Depository. Notice of Redemption will be addressed to the Holders of Series C Preferred Stock at their addresses appearing on the share records of the Corporation. Such Notice of Redemption will set forth (s) the date fixed for redemption,
(t) the number or percentage of shares of Series C Preferred Stock to be redeemed, (u) the CUSIP number(s) of such shares,
(v) the Redemption Price (specifying the amount of accumulated dividends to be included therein), (w) the place or places where such shares are to be redeemed, (x) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption, (y) the provision of these Articles Supplementary under which redemption shall be made, and (z) in the case of a redemption pursuant to paragraph 3(a)(i), any conditions precedent to such redemption. If fewer than all the Outstanding shares of Series C Preferred Stock held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder shall also specify the number or percentage of shares of Series C Preferred Stock to be redeemed from such Holder. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

     	SECOND: Article I.9(a)(ii)(A) of the Articles Supplementary is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
(A)	For so long as the Series C Preferred Stock is rated by
Moody's and/or S&P at the Corporation's request, the Corporation shall maintain, on each Valuation Date, Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, as of such Valuation Date. Upon any failure to maintain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Corporation shall use all commercially reasonable efforts to re-attain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

	THIRD: Article I.9(a)(ii)(B) of the Articles Supplementary is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
(B)	On or before 5:00 P.M., New York City time, on the third
Business Day after a Valuation Date on which the Corporation fails to satisfy the Basic Maintenance Amount, and on the third Business Day after the Basic Maintenance Amount Cure Date with respect to such Valuation Date, the Corporation shall complete and deliver to each Rating Agency (if either S&P or Moody's is then rating the Series C Preferred Stock at the Corporation's request) a Basic Maintenance Report as of the date of such failure or such Basic Maintenance Amount Cure Date, as the case may be, which will be deemed to have been delivered to such Rating Agency if such Rating Agency receives a copy or facsimile or other electronic transcription or transmission thereof (via facsimile or electronic mail solely in the case of S&P if S&P is then rating the Series C Preferred Stock at the Corporation's request) and on the same day the Corporation mails or sends to such Rating Agency for delivery on the next Business Day the full Basic Maintenance Report. The Corporation shall also deliver a Basic Maintenance Report to (1) Moody's and S&P as of each Valuation Date, in each case on or before the fifth
Business Day after such day, (2) upon reasonable request by such Rating Agency and (3) any day the Common Stock and Series C Preferred Stock are redeemed. A failure by the Corporation to deliver a Basic Maintenance Report pursuant to the preceding sentence shall be deemed to be delivery of a Basic Maintenance Report indicating the Discounted Value for all assets of the Corporation is less than the Basic Maintenance Amount, as of the relevant Valuation Date.

	FOURTH: Article I.9(a)(ii)(C) of the Articles Supplementary is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
(C)	As soon as practicable after the last Valuation Date of
each fiscal year of the Corporation on which a Series C
Preferred Basic Maintenance Report is required to be delivered, the Corporation will deliver to the relevant Rating Agency (if either S&P or Moody's is then rating the Series C Preferred
Shares at the Corporation's request) an Accountant's
Confirmation regarding the accuracy of the calculations made by the Corporation in such Series C Preferred Basic Maintenance Report. The Corporation also shall cause the Independent Accountant to provide an Accountant's Confirmation to S&P if and when requested by S&P for any Valuation Date, as soon as practicable after such request.

	FIFTH: Article I.9(a)(ii)(D) of the Articles Supplementary is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

(D)	 If any Accountant's Confirmation delivered pursuant to
paragraph (C) of this paragraph 9(a)(ii) shows an error was made in the Basic Maintenance Report with respect to such Basic Maintenance Amount Cure Date, or does not agree with the Corporation's calculation of the Basic Maintenance Report for a particular Valuation Date for which such Accountant's Confirmation was required to be delivered, or shows that a lower aggregate Discounted Value for the aggregate Eligible Assets in respect of any Rating Agency than was determined by the Corporation, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Corporation, and the Corporation shall accordingly amend and deliver the Basic Maintenance Report to the relevant Rating Agency (if either S&P or Moody's is then rating the Series C Preferred Stock) promptly following receipt by the Corporation of such Accountant's Confirmation. If any Accountant's Confirmation shows that an error was made in any such report, the calculation or determination made by the Corporation's Independent Accountant will be conclusive and binding on the Corporation; provided, however, any errors shown in the Accountant's Confirmation filed on an annual basis shall not be deemed to be a failure to maintain the Basic Maintenance Amount on any prior Valuation Dates. The Accountant's Confirmations referred to above will confirm, based on the Independent Accountant's review, (i) the mathematical accuracy of the calculations reflected in the Basic Maintenance Amount and (ii) that the Corporation determined whether the Corporation had, at such Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the Basic Maintenance Amount in accordance with these Articles Supplementary.

	SIXTH: Article I.9(a)(ii)(E) of the Articles Supplementary is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
(E)	The Corporation will provide S&P annually a copy of its
pricing procedures used in determining the Market Value of the Corporation's assets.

	SEVENTH: Article I.9(a)(ii)(G) of the Articles Supplementary is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
(G)	On or before 5:00 p.m., New York City time, on the third
Business Day after either (1) the Corporation shall have redeemed Series C Preferred Stock or (2) the ratio of the Discounted Value of Eligible Assets in respect of any Rating Agency to the Basic Maintenance Amount is less than or equal to 110%, the Corporation shall complete and deliver in electronic format to, in the case of clause (1), each Rating Agency, or, in the case of clause (2), any relevant Rating Agency, a Basic Maintenance Report as of the date of either such event.

	EIGHTH: Article I.9(d) of the Articles Supplementary is hereby deleted.

	NINTH: Article I.11(b) of the Articles Supplementary is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
(b)	So long as any Series C Preferred Stock is Outstanding and
S&P is rating such Series C Preferred Stock at the Corporation's request, the Corporation will not, unless it has received written confirmation that any such transaction would not impair the rating then assigned by S&P to such Series C Preferred
Stock, engage in any one or more of the following transactions:

                  (i)	purchase or sell futures contracts; write,
purchase or sell options on futures contracts; or write put options (except covered put options) or call options (except covered call options) on securities owned by the Corporation (collectively, "Hedging Transactions"), except subject to the following limitations:

                  (A)	for each net long or short position in
Hedging Transactions, the Corporation will maintain in a segregated account with the Corporation's custodian an amount of cash or readily marketable securities having a value, when added to any amounts on deposit with the Corporation's futures commission merchants or brokers as margin or premium for such position, at least equal to the market value of the Corporation's potential obligations on such position, marked-to-market on a daily basis, in each case as and to the extent required by the applicable rules or orders of the Commission or by interpretations of the Commission's staff;

                  (B)	the Corporation will not engage in any
Hedging Transaction which would cause the Corporation at the time of such transaction to own or have sold the lesser of (1) outstanding futures contracts, in aggregate, based on the Standard & Poor's 500 Index, the Dow Jones Industrial Average, the Russell 2000 Index, the Wilshire 5000 Index, the NASDAQ Composite Index and the New York Stock Exchange Composite Index (or any component of any of the forgoing) exceeding in number 50% of the market value of the Corporation's total assets or (2) outstanding futures contracts based on any of the aforementioned indices exceeding in number 10% of the average number of daily traded futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

                  (C)	the Corporation will engage in closing
transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event (1) the Corporation does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the Basic Maintenance Amount on two consecutive Valuation Dates and (2) the Corporation is required to pay variation margin on the second such Valuation Date;

                  (D)	the Corporation will engage in a closing
transaction to close out any outstanding futures contract or option thereon at least one week prior to the delivery date under the terms of the futures contract or option thereon unless the corporation holds the securities deliverable under such terms; and

                  (E)	when the Corporation writes a futures
contract or option thereon, either the amount of margin posted by the Corporation (in the case of a futures contract) or the marked-to-market value of the Corporation's obligation (in the case of a put option written by the Corporation) shall be treated as a liability of the Corporation for purposes of calculating the Basic Maintenance Amount, or, in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security and the Corporation does not wish to treat its obligations with respect thereto as a liability for purposes of calculating the Basic Maintenance Amount, it shall hold such underlying security in its portfolio and shall not include such security to the extent of such contract or option as an S&P Eligible Asset.

                   (ii)	borrow money, except for the purpose of
clearing securities transactions if (A) the Basic Maintenance Amount would continue to be satisfied after giving effect to such borrowing and (B) such borrowing (1) is privately arranged with a bank or other person and is not intended to be publicly distributed or (2) is for "temporary purposes," and is in an amount not exceeding 5 percent of the market value of the total assets of the Corporation at the time of the borrowing; for purposes of the foregoing, "temporary purposes" means that the borrowing is to be repaid within sixty days and is not to be extended or renewed;

                  (iii)	 engage in any short sales of equity
securities (other than short sales against the box) unless the Corporation maintains in a segregated account with the Corporation's custodian an amount of cash or other readily market-able securities having a market value, when added to any amounts on deposit with the Corporation's broker as collateral for its obligation to replace the securities borrowed and sold short, at least equal to the current market value of securities sold short, marked-to-market on a daily basis;

                  (iv)	utilize any pricing service other than FT
Interactive Data, Reuters, Telekurs, Bloomberg Financial
Markets, J.J. Kenny Pricing Service, Merrill Lynch Securities Pricing Service or Bridge Data Corp, Bear Stearns Pricing Direct and any pricing service then permitted by S&P; or enter into any reverse repurchase agreement, other than with a counterparty that is rated at least A-l+ by S&P.
(c)	So long as the shares Series C Preferred Stock are
Outstanding, the Corporation may issue and sell shares of one or more other series of Preferred Stock constituting a series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act in addition to the Series C Preferred Stock and other Preferred Stock then Outstanding, provided that (i) the Corporation shall, immediately after giving effect to the issuance of such additional shares of Preferred Stock and to its receipt and application of the proceeds thereof (including, without limitation, to the Redemption of Preferred Stock for which a Notice of Redemption has been mailed prior to such issuance), have an "asset coverage" for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the Series C Preferred Stock and all other Preferred Stock of the Corporation then Outstanding, and (ii) no such additional Preferred Stock (including any additional Series C Preferred Stock) shall have any preference or priority over any other Preferred Stock of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of dividends.

	TENTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "'AA' Financial Composite
Commercial Paper Rate" in its entirety and inserting in lieu thereof the following:

"'AA' Financial Composite Commercial Paper Rate" on any date means

(i) the interest equivalent of the 7-day rate, in the case of a Dividend Period of seven days or shorter; for Dividend Periods greater than 7 days but fewer than or equal to 31 days, the 30-day rate; for Dividend Periods greater than 31 days but fewer than or equal to 61 days, the 60-day rate; for Dividend Periods greater than 61 days but fewer than or equal to 91 days, the 90 day rate; for Dividend Periods greater than 91 days but fewer than or equal to 270 days, the rate described in (ii) below; for Dividend Periods greater than 270 days, the Treasury Index Rate; on commercial paper on behalf of issuers whose corporate bonds are rated "AA" by S&P, or the equivalent of such rating by another nationally recognized rating agency, as announced by the Federal Reserve Bank of New York for the close of business on the Business Day immediately preceding such date; or (ii) if the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the interest equivalent of such rates on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers to the Auction Agent for the close of business on the Business Day immediately preceding such date (rounded to the next highest .001 of 1%). If any Commercial Paper Dealer does not quote a rate required to determine the "AA" Financial Composite Commercial Paper Rate, such rate shall be determined on the basis of the quotations (or quotation) furnished by the remaining Commercial Paper Dealers (or Dealer), if any, or, if there are no such Commercial Paper Dealers, by the Auction Agent pursuant to instructions from the Corporation. For purposes of this definition, (A) "Commercial Paper Dealers" shall mean (1) Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co.; (2) in lieu of any thereof, its respective Affiliate or successor; and (3) in the event that any of the foregoing shall cease to quote rates for commercial paper of issuers of the sort described above, in substitution therefor, a nationally recognized dealer in commercial paper of such issuers then making such quotations selected by the Corporation, and (B) "interest equivalent" of a rate stated on a discount basis for commercial paper of a given number of days' maturity shall mean a number equal to the quotient (rounded upward to the next higher one-thousandth of 1%) of (1) such rate expressed as a decimal, divided by (2) the difference between (x) 1.00 and (y) a fraction, the numerator of which shall be the product of such rate expressed as a decimal, multiplied by the number of days in which such commercial paper shall mature and the denominator of which shall be 360.

	ELEVENTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Agency Mortgage
Collateral":

"Agency Mortgage Collateral" means certificates guaranteed by U.S. Government Agencies (e.g., Federal National Mortgage Association ("FNMA"), Government National Mortgage Association ("GNMA") and Federal Home Loan Mortgage Corporation ("FHLMC")) for timely payment of interest and full and ultimate payment of principal. Agency Mortgage Collateral also evidences undivided interests in pools of level-payment, fixed, variable, or adjustable rate, fully amortizing loans that are secured by first liens on one- to four-family residences residential properties (or in the case of Plan B FHLMC certificates, five or more units primarily designed for residential use).

	TWELFTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Annual Valuation
Date" in its entirety.

	THIRTEENTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Auction Agent" in its entirety and inserting in lieu thereof the following:
"Auction Agent" means The Bank of New York Mellon unless and until another commercial bank, trust company, or other financial institution appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to follow the Auction Procedures for the purpose of determining the Applicable Rate.

	FOURTEENTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Bank Loans":
"Bank Loans" means direct purchases of, assignments of, participations in and other interests in (a) any bank loan or
(b) any loan made by an investment bank, investment fund or other financial institution, provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

	FIFTEENTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Basic Maintenance
Amount" in its entirety and inserting in lieu thereof the following:

"Basic Maintenance Amount" means as of any Valuation Date, the dollar amount equal to (a) the sum of (i) the product of the number of shares of each class or series of Preferred Stock Outstanding on such Valuation Date multiplied, in the case of each such series or class, by the per share Liquidation Preference applicable to each such series or class; (ii) to the extent not included in (i) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each Outstanding share of Preferred Stock from the most recent applicable dividend payment date to which dividends have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend Payment Date with respect to a class or series of the Preferred Stock, then from the Date of Original Issue of such shares) through the Valuation Date plus all dividends to accumulate on the Preferred Stock then Outstanding during the 70 days following such Valuation Date or, if less, during the number of days following such Valuation Date that shares of Preferred Stock called for redemption are scheduled to remain Outstanding at the applicable rate or default rate then in effect with respect to such shares; (iii) the Corporation's other liabilities due and payable as of such Valuation Date (except that dividends and other distributions payable by the Corporation on Common Stock shall not be included as a liability) and such liabilities projected to become due and payable by the Corporation during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); and (iv) any current liabilities of the Corporation as of such Valuation Date to the extent not reflected in any of (a)(i) through (a)(iii) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation Date) less (b) (i) the Adjusted Value of any of the Corporation's assets or (ii) the face value of any of the Corporation's assets if, in the case of both (b)(i) and (b)(ii), such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of shares of Preferred Stock or payment of another liability and are either U.S. Government Obligations or evidences of indebtedness which have a rating assigned by Moody's of at least Aaa, P-1, VMIG-1 or MIG- 1 and by S&P of at least AAA, SP-1+ or A-1+, and are irrevocably held by the Corporation's custodian bank in a segregated account or deposited by the Corporation with the dividend-disbursing agent or Paying Agent, as the case may be, for the payment of the amounts needed to redeem or repurchase Preferred Stock subject to redemption or repurchase or any of (a)(ii) through (a)(iv); and provided that in the event the Corporation has repurchased Preferred Stock and irrevocably segregated or deposited assets as described above with its custodian bank, the dividend-disbursing agent or Paying Agent for the payment of the repurchase price the Corporation may deduct 100% of the Liquidation Preference of such Preferred Stock to be repurchased from (a) above. Basic Maintenance Amount shall, for the purposes of these Articles Supplementary, have a correlative meaning with respect to any other class or series of Preferred Stock.

	SIXTEENTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Basic Maintenance
Amount Cure Date" in its entirety and inserting in lieu thereof the following:

"Basic Maintenance Amount Cure Date" means 10 Business Days following a Valuation Date, such date being the last day upon which the Corporation's failure to comply with paragraph 9(a)(ii)(A) of Article I of these Articles Supplementary could be cured.

	SEVENTEENTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Basic Maintenance
Test" in its entirety and inserting in lieu thereof the following:

"Basic Maintenance Test" means a test which is met if the lower of the aggregate Discounted Values of the Moody's Eligible Assets or the S&P Eligible Assets if both Moody's and S&P are then rating the Series C Preferred Stock at the request of the Corporation, or the Eligible Assets of whichever of Moody's or S&P is then doing so if only one of Moody's or S&P is then rating the Series C Preferred Stock at the request of the Corporation, meets or exceeds the Basic Maintenance Amount.

	EIGHTEENTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Basic Maintenance Report" or "Report" in its entirety and inserting in lieu thereof the following:
"Basic Maintenance Report" or "Report" means, with respect to the Series C Preferred Stock, a report prepared by the Administrator which sets forth, as of the related Valuation
Date, Moody's Eligible Assets and S&P Eligible Assets sufficient to meet or exceed the Basic Maintenance Amount, the Market Value and Discounted Value thereof (seriatim and in the aggregate), and the Basic Maintenance Amount, and shall, for the purposes of these Articles Supplementary, have a correlative meaning with respect to any other class or series of Preferred Stock.
	NINETEENTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Business Development Company":
"Business Development Company" (BDCs) means a type of closed-end fund regulated under the 1940 Act whose shares are typically listed for trading on a U.S. securities exchange. BDCs are publicly-traded funds that typically invest in and lend to small and medium-sized private and certain public companies that may not have access to public equity markets for capital raising. BDCs invest in such diverse industries as healthcare, chemical and manufacturing, technology and service companies.

	TWENTIETH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Collateralized Mortgage Obligations":
"Collateralized Mortgage Obligations" means publicly issued instruments rated 'AAA' by S&P. No more than 25% of the total market value of collateral may be from one private sector issuer.

	TWENTY-FIRST: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Conventional
Mortgage":
"Conventional Mortgage" means a mortgage in which the interest rate does not change during the entire term of the loan.

	TWENTY-SECOND: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Convertible Corporate Indebtedness":
"Convertible Corporate Indebtedness" means evidences of indebtedness other than Deposit Assets, U.S. Government Securities and Municipal Obligations that are convertible into or exchangeable or exercisable for stock of a corporation and that satisfy the following conditions: (i) such evidence of indebtedness is rated at least CCC by S&P; and (ii) if such evidence of indebtedness is rated BBB or lower by S&P, the market capitalization of the issuer of such evidence of indebtedness is at least $100 million.

	TWENTY-THIRD: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Date of Original
Issue" in its entirety and inserting in lieu thereof the following:
"Date of Original Issue" means with respect to any share of Series C Preferred Stock, the date on which the Corporation originally issues such share.

	TWENTY-FOURTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Deposit Assets" in its entirety and inserting in lieu thereof the following:
"Deposit Assets" means cash and any obligations or securities, including Short Term Money Market Instruments that are Eligible Assets, rated at least AAA or A-1+ by S&P, except that, for purposes of optional redemption, such obligations or securities will be considered "Deposit Assets" only if they also are rated at least P-1 by Moody's.

	TWENTY-FIFTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Discount Factor" in its entirety and inserting in lieu thereof the following:
"Discount Factor" means (a) so long as each of Moody's and S&P is rating the Series C Preferred Stock at the Corporation's request, the Moody's Discount Factor or S&P Discount Factor, as applicable, or (b) any applicable discount factor established by any Other Rating Agency, whichever is applicable.

	TWENTY-SIXTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Eligible Assets" in its entirety and inserting in lieu thereof the following:
"Eligible Assets" means Moody's Eligible Assets (if Moody's is then rating the Series C Preferred Stock at the request of the Corporation), S&P Eligible Assets (if S&P is then rating the
Series C Preferred Stock at the request of the Corporation), and/or Other Rating Agency Eligible Assets, whichever is applicable.

	TWENTY-SEVENTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "FHA Mortgage":
"FHA Mortgage" means a mortgage issued by federally qualified lenders and insured by the Federal Housing Administration (FHA).

	TWENTY-EIGHTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Fitch Discount
Factor" in its entirety.

	TWENTY-NINTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Fitch
Diversification Limitations" in its entirety.

	THIRTIETH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Fitch Eligible
Assets" in its entirety.

	THIRTY-FIRST: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Fitch Exposure
Period" in its entirety.

	THIRTY-SECOND: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Fitch Hedging
Transactions" in its entirety.

	THIRTY-THIRD: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Fitch Industry
Classifications" in its entirety.

	THIRTY-FOURTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Hedging
Transactions":
"Hedging Transactions" has the meaning set forth in paragraph
11(b)(i) of Article I of these Articles Supplementary.

	THIRTY-FIFTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "High Yield
Securities":
"High Yield Securities" means Municipal Obligations not rated by
S&P but rated equivalent to BBB or lower by another NRSRO, rated
BB+ or lower by S&P or not rated.

	THIRTY-SIXTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Foreign Currency
Transactions":
"Foreign Currency Transactions" means any technique used by the Corporation to hedge its exposure to foreign currencies, including forward foreign currency exchange contracts.

	THIRTY-SEVENTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Foreign
Sovereign Debt":
"Foreign Sovereign Debt" means debt issued by a national government other than the United States.

	THIRTY-EIGHTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Market Value" in its entirety and inserting in lieu thereof the following:
"Market Value" means the market value of an asset of the Corporation as computed as follows: (i) Equity securities listed or traded on a nationally recognized securities exchange or traded in the U.S. over-the-counter market where trades are reported contemporaneously and for which market quotations are readily available, are valued at the last quoted sale or a market's official closing price at the close of the exchange's or other market's regular trading hours, as of or prior to the time and day as of which such value is being determined. Portfolio securities traded on more than one national securities exchange or market are valued according to the broadest and most representative market as determined by the Adviser. If there has been no sale on the day the valuation is made, the securities are valued at the closing bid price on the principal market for such security on such day. If no asked prices are quoted on such day, then the security is valued at the closing bid price on the principal market for such security on such day. If no bid or asked prices are quoted on such day, the security is valued at the most recently available price. (ii) Debt instruments are valued based upon (a) the basis of prices provided by a pricing service or (b) the lower of the value set forth in bids from two independent dealers in securities, one of which bids will be in writing.

	THIRTY-NINTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Master Limited Partnership Securities":
"Master Limited Partnership Securities" means the following securities, restricted or unrestricted, issued by a Master
Limited Partnership (MLP) or an affiliate of an MLP: (1) common units, (2) convertible subordinated units, (3) I-Shares, (4) I-units and (5) debt securities.

	FORTIETH: Article I.13 of the Articles Supplementary is
hereby amended by deleting the definition of "Maximum Rate" in its entirety and inserting in lieu thereof the following:
"Maximum Rate" means, on any date on which the Applicable Rate is determined, the applicable percentage of (i) in the case of a dividend period of 184 days or less, the "AA" Financial
Composite Commercial Paper Rate on the date of such Auction
determined as set forth below based on the lower of the credit ratings assigned to the Series C Preferred by Moody's and S&P subject to upward but not downward adjustment in the discretion of the Board of Directors after consultation with the Broker-
Dealers; provided that immediately following any such increase the Corporation would be in compliance with the Basic
Maintenance Amount or (ii) in the case of a dividend period of longer than 184 days, the Treasury Index Rate.
Moody's Credit            S&P Credit           Applicable
    Rating                 Rating              Percentage
Aa3 or higher		AA- or higher		  150%
A3 to A1			A- to A+			  175%
Baa3 to Baa1		BBB- to BBB+		  250%
Below Baa3			Below BBB-			  275%

	FORTY-FIRST: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Moody's
Derivatives Transactions":

"Moody's Derivatives Transactions" means, for so long as any Series C Preferred Stock is rated by Moody's, the Corporation may, notwithstanding the limitations in paragraph 10 of this
Article I, buy or sell financial futures contracts, write, purchase or sell call options on financial futures contracts or purchase put options on financial futures contracts or write call options on portfolio securities, swaps and securities lending unless it receives written confirmation from Moody's that engaging in such transactions would impair the ratings then assigned to the preferred stock by Moody's, subject to the following limitations:

            (a)	Futures and call options:  For purposes of the
Basic Maintenance Amount, futures held by the Corporation and call options sold by the Corporation shall not be included as Moody's Eligible Assets. However, such assets shall be valued at Market Value by subtracting the good faith margin and the maximum daily trading variance as of a Valuation Date. For call options purchased by the Corporation, the Market Value of the call option will be included as Moody's Eligible Assets subject to a Moody's Discount Factor mutually agreed to between the Corporation and Moody's based on the characteristics of the option contract such as its maturity and the underlying security of the contract.

            (b)	Securities lending:  To increase income, the
Corporation may lend its portfolio securities to securities broker-dealers or financial institutions if (i) the loan is collateralized in accordance with applicable regulatory requirements and (ii) no loan will cause the value of all loaned securities to exceed 20% of the value of its total assets. For purposes of calculating the Basic Maintenance Amount, such securities lent shall be included as Moody's Eligible Assets with the appropriate Moody's Discount Factor applied to such lent security. The obligation to return such collateral shall not be included as an obligation/liability for purposes of calculating the Basic Maintenance Amount. However, the Corporation may reinvest cash collateral for securities lent in conformity with its investment objectives and policies and the provisions of these Articles Supplementary. In such event, the Corporation may reinvest cash collateral to the extent that securities lending collateral received is invested by the Corporation in assets that otherwise would be Moody's Eligible Assets and the value of such assets exceeds the amount of the Corporation's Moody's Eligible Assets by applying the applicable Moody's Discount Factor to this amount and adding the product to total Moody's Eligible Assets. Conversely, if the value of assets in which securities lending collateral has been invested is less then the amount of the Corporation's obligation to return the collateral on a Valuation Date, such difference shall be included as an obligation/liability of the Corporation for purposes of calculating the Basic Maintenance Amount.
Collateral received by the Corporation in a securities lending transaction and maintained by the Corporation in the form received shall not be included as a Moody's Eligible Asset for purposes of calculating the Basic Maintenance Amount.


            (c)	Interest rate swaps:  Only the cumulative
unsettled profit and loss from an interest rate swap transaction will be calculated when determining the Basic Maintenance Amount. If the Corporation has an outstanding gain from an interest rate swap transaction on a Valuation Date, the gain will be included as a Moody's Eligible Asset subject to the Moody's Discount Factor on the counterparty to the interest rate swap transaction. If the Corporation has an outstanding liability from an interest rate swap transaction on a Valuation Date, the Corporation will subtract the outstanding liability from the total Moody's Eligible Assets in calculating the Basic Maintenance Amount.

		If not otherwise provided for in (a)-(c) above, derivative instruments will be included as Moody's Eligible
Assets subject to a Moody's Discount Factor as mutually agreed to between the Corporation and Moody's.

	FORTY-SECOND: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Moody's Discount
Factor" in its entirety and inserting in lieu thereof the following:

"Moody's Discount Factor" means, with respect to a Moody's
Eligible Asset specified below, the following applicable number:

            (a)	Corporate debt securities:  The percentage
determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below (non convertibles).




       Moody's Rating Category

Term to Maturity of
Corporate Debt
Security(1)      Aaa     Aa     A      Baa    Ba     B    Unrated(2)
1 year or less   109%   112%   115%    118%   137%  150%    250%
1 - 2 years	     115    118    122     125    146   160     250
2 - 3 years      120    123    127     131    153   168     250
3 - 4 years	     126    129    133     138    161   176     250
4 - 5 years	     132    135    139     144    168   185     250
5 - 7 years	     139    143    147     152    179   197     250
7 - 10 years     145    150    155     160    189   208     250
10 - 15 years    150    155    160     165    196   216     250
15 - 20 years    150    155    160     165    196   228     250
20 - 30 years    150    155    160     165    196   229     250
Greater than
30 years	     165    173    181     189    205   240     250

(1)	The Moody's Discount Factors above for corporate debt
securities shall also be applied to any interest rate swap or cap, in which case the rating of the counterparty shall determine the appropriate rating category.

(2)	Unless conclusions regarding liquidity risk as well as
estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources, securities rated below B by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible Assets. If a corporate debt security is unrated by Moody's, S&P or Fitch, the Corporation will use the percentage set forth under "Unrated" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted at the lower of the two ratings.

For corporate debt securities that do not pay interest in U.S.
dollars, the fund sponsor will contact Moody's to obtain the applicable currency conversion rates.

            (b)	Preferred stock:  The Moody's Discount Factor for
taxable preferred stock shall be:

       Aaa				150%

       Aa				155%

       A				160%

       Baa				165%

       Ba				196%

       B				216%

       <B or Not Rated		250%

       Middle Market
       Bank Non-cumulative
       perpetual preferreds	476%

       Investment Grade DRD	165%

       Preferred Stock

       Non-Investment Grade	216%
       DRD Preferred Stock

            For non-cumulative preferred stock, the Discount
Factor should be amplified by 110%.


            (c)	Common stock:

   Common Stocks(1)		Large Cap	Mid Cap	Small Cap
7 week exposure period		   200%	 205%		   220%

(1)	Market cap for large-cap stocks are $10 billion and up,
mid-cap stocks range between $2 billion and $10 billion, and small-cap stocks are $2 billion and below.

            (d)	Convertible securities (including convertible
preferreds):
           Non-
       Investment 	        Investment
Delta		   Grade               Grade 		         Unrated
..00 - .40	Use Corporate Debt Securities Table		    250%
..41 - .80	   192%                226%			    250%
..81 - 1.00     195%                229%                   250%

With respect to "structured synthetic convertible" securities, the discount factors above should be grossed up by an additional 20% of the base discount percentage.

            (e)	Common stock, preferred stock and corporate debt
securities of REITs:

      		a.	For common stock and preferred stock of real
       estate investment trusts ("REITs"), the Moody's
       Discount Factor shall be the percentage specified in the table set forth below:


       Moody's Discount Factor
common stock of REITs					154%

preferred stock of REITs

with a Moody's, S&P or Fitch rating
(including a Senior Implied Rating):		154%


without a Moody's, S&P or Fitch rating
(including a Senior Implied Rating):		208%

      		b.	Notwithstanding the above, a Moody's
       Discount Factor of 250% will be applied: (a) to those assets in a single NAREIT industry category/sector which exceed 30% of Moody's Eligible Assets but are not greater than 35% of Moody's Eligible Assets;
       (b) if dividends on such securities have not been paid consistently (either quarterly or annually) over the previous three years, or for such shorter time period that such securities have been outstanding; or (c) if the market capitalization (including common stock and preferred stock) of an issuer is below $500 million.

             c.	For corporate debt securities of REITs,
       apply the Moody's Discount Factors listed above under Corporate debt securities.

                   (f)	Short-Term Instruments:  The Moody's Discount
       Factor applied to short-term portfolio securities, including without limitation corporate debt securities and Short-Term Money Market Instruments will be (1) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Moody's Exposure Period and are rated Aaa or at least Prime-1, V-Mig1, or equivalent, or be a rated
Money market fund; and (2) 115%, so long as such portfolio
securities do not mature within the Moody's Exposure Period or have a demand feature at par not exercisable within the Moody's
       Exposure Period.  A Moody's Discount Factor of 100% will be
A		lied to cash.

            	g)	U.S. Government Obligations and U.S. Treasury
      Strips:

                               U.S.
                               Government             U.S. Treasury
                               Obligations            Strips Discount
Remaining Term to Maturity     Discount Factor        Factor

1 year or less                107%                    107 %
1 - 2 years                    113                    115
2 - 3 years                    118                    121
3 - 4 years                    123                    128
4 - 5 years                    128                    135
5 - 7 years                    135                    147
7 - 10 years                   141                    163
10 - 15 years                  146                    191
15 - 20 years                  154                    218
20 - 30 years                  154                    244

            (h)    Foreign Sovereign Debt:

              a.    Debt denominated in US$:




       Moody's Sovereign Debt
               Rating

       Below
       B &
Term to Maturity(2)        Aaa    Aa    A    Baa    Ba    B    Unrated
1 year or less            109%  112%  115%  118%  137%  150%   250%

2 years or less (but
longer than 1 year)           115   118   122   125   146   160    250

3 years or less (but
longer than 2 years)        120   123   127   131   153   168    250

4 years or less (but
longer than 3 years)        126   129   133   138   161   176    250

5 years or less (but
longer than 4 years)        132   135   139   144   168   185    250

7 years or less (but
longer than 5 years)        139   143   147   152   179   197    250

10 years or less (but
longer than 7 years)        145    150    155    160    189    208     250

15 years or less (but
longer than 10 years)        150    155    160    165    196    216     250

20 years or less (but
longer than 15 years)        150    155    160    165    196    228     250

30 years or less (but
longer than 20 years)        150    155    160    165    196    229     250

Greater than 30 years        165    173    181    189    205    240     250

                 b.    For sovereign debt denominated in non-U.S.
       currency apply additional Currency Discount Factor:

Foreign Currency                        Currency Discount Factor

CAD Canadian Dollar                    107%
EUR Euro                            111%
GBP British Pound                        115%
JPY Japanese Yen                        116%
AUD Australian Dollar                    113%
HKD Hong Kong Dollar                    140%
NZD New Zealand Dollar                    114%
NOK Norway Kroner                        111%
SEK Sweden Kronor                        113%
THB Thailand Baht                        295%
KRW South Korea Won                    295%
TWD Taiwan New Dollars                    135%
SGD Singapore Dollars                    135%
IDR Indonesia Rupiahs                    315%
INR India Rupees                        170%
MYR Malaysia Ringgits                    170%
CZK Czech Republic Koruny                200%
PHP Philippines Pesos                    200%
HUF Hungary Forint                    200%
PLN Poland Zlotych                     200%
SKK Slovakia Koruny                    200%
TRY Turkey New Lira                    200%
RUB Russia Rubles                        200%
ZAR South Africa Rand                    200%
CLP Chile Pesos                        200%
MXN Mexico Pesos                        200%
COP Columbia Pesos                    200%
BRL Brazil Reais                        200%

(1) If the Corporation invests in a security denominated in a currency other than that found in the above table, contact Moody's to obtain the applicable Currency Discount
Factor for such security.

            (i) Foreign non-sovereign debt: The Moody's Discount Factor applied to non-sovereign debt obligations will be (A) in the case of a non-sovereign debt obligation denominated in U.S. dollars, 250%, and (B) in the case of a non-U.S. sovereign debt obligation denominated in a foreign currency, 250% multiplied by the Currency Discount Factor for such foreign currency.

            (j) Rule 144A securities: The Moody's Discount Factor applied to Rule 144A Securities for Rule 144A Securities whose terms include rights to registration under the Securities Act within one year and Rule 144A Securities which do not have registration rights within one year will be 120% and 130%, respectively, of the Moody's Discount Factor which would apply were the securities registered under the Securities Act.

            (k) Catastrophe bonds: The Moody's Discount Factor applied to catastrophe bonds will be 475%.

            (l) Bank loans: The Moody's Discount Factor applied to senior bank loans ("Senior Loans") shall be the percentage specified in accordance with the table set forth below (or such lower percentage as Moody's may approve in writing from time to time:

Moody's Rating Category
                                                         Caa and
                                                         below
                                                        (including
                                                        distressed
                                                         and
Type of Loan     Aaa-A     Baa and Ba(1)    B(1)         unrated)(1)
Senior Loans
greater than
$250 MM           118%        136%        149%          250%

non-Senior Loans
greater than
$250 MM           128%       146%        159%            250%
loans less than
$250 MM           138%        156%        169%           270%

Second Lien Bank
Loans             168%       185%        200%           270%

Third & Fourth
Lien Bank Loans    218%        240%        260%           351%

(1) If a Senior Loan is not rated by any of Moody's, S&P or Fitch, the Corporation will use the applicable percentage set forth under the column entitled "Caa and below (including distressed and unrated)" in the table above. Ratings assigned the S&P and/or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of securities for which the ratings by S&P and/or Fitch do not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch (i.e., these rating agencies assign different rating categories to the security) will be accepted at the lower of the two ratings.

            (m)    Master Limited Partnerships (MLP)-The Moody's
Discount Factor applied to master limited partnerships shall be applied in accordance with the table set forth below:

MLP Sector (1)                    Discount Factor
Large-cap MLPs                        170%

Mid and Small-cap MLPs

Natural Resources (Oil, Gas, Energy)        292%

Coal and Minerals                        301%

Mortgage Real Estate                    291%

Income Real Estate                    302%

Miscellaneous                        342%

(1)    Restricted MLPs will be increased by 120%.

The Moody's Discount Factor for any Moody's Eligible Asset other than the securities set forth above will be the percentage provided in writing by Moody's.

    FORTY-THIRD: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Moody's
Diversification Limitations":
"Moody's Diversification Limitations" means, with respect to qualifying for inclusion in Moody's Eligible Assets, the following diversification and issue size requirements:





                                                      MINIMUM ISSUE
                  MAXIMUM SINGLE     MAXIMUM SINGLE     SIZE ($ IN
RATINGS(1)         ISSUER(2),(3)     INDUSTRY(3),(4)     MILLIONS)(5)
Aaa                100%              100%                $100
Aa                  20                60                 100
A                   10                40                 100
CS(6), Baa           6                20                 100
Ba                   4                12                50(7)
B1-B2(8)             3                 8                50(7)
B3 or below(8)       2                 5                50(7)

(1)    Refers to the securities of the portfolio holding.
(2) Companies subject to common ownership of 25% or more are considered as one issuer.
(3)    Percentages represent a portion of the aggregate Market
Value of portfolio.
(4) Industries are determined according to Moody's Industry Classifications, as defined herein.
(5) Except for preferred stock, which has a minimum issue size of $50 million, and mortgage pass throughs issued by Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association, which has no minimum issue size.
(6) CS refers to common stock, which is diversified independently from its ratings level.
(7) Portfolio holdings from issues ranging from $50 million to $100 million are limited to 20% of the Corporation's total assets.
(8) Securities of the portfolio holdings rated B or below by Moody's or the equivalent by another nationally recognized statistical rating organization ("NRSRO") or not rated shall be considered to be Moody's Eligible Assets only to the extent the Market Value of such securities does not exceed 10% of the portfolio Market Value; provided, however, that if the Market Value of such securities exceeds 10% of the portfolio Market Value, a portion of such securities (selected by the Corporation) shall not be considered Moody's Eligible Assets, so that the Market Value of such securities (excluding such portion) does not exceed 10% of the portfolio Market Value.

    FORTY-FOURTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Moody's Eligible
Assets" in its entirety and inserting in lieu thereof the following:

    "Moody's Eligible Assets" means:

      (a) Cash (including interest and dividends due on assets rated (A) Baa3 or higher by Moody's or the equivalent by another NRSRO if the payment date is within five (5) Business Days of the Valuation Date, (B) A2 or higher by Moody's or the equivalent by another NRSRO if the payment date is within thirty days of the Valuation Date, and (C) A1 or higher by Moody's or the equivalent by another NRSRO if the payment date is within the Moody's Exposure Period) and receivables for Moody's
Eligible Assets sold if the receivable is due within five (5) Business Days of the Valuation Date, and if the trades which generated such receivables are (A) settled through clearinghouse firms with respect to which the Corporation has received prior written authorization from Moody's or (B) (1) with counterparties having a Moody's long-term debt rating of at least Baa3 or the equivalent by another NRSRO or (2) with counterparties having a Moody's Short Term Money Market Instrument rating of at least P-1 or the equivalent by another NRSRO;

      (b) Short Term Money Market Instruments, so long as (A) such securities are rated at least P-1 or the equivalent by another NRSRO, (B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2 or the equivalent by another NRSRO, or (C) in all other cases, the supporting entity (1) is rated A2 or the equivalent by another NRSRO and the security matures within one month, (2) is rated A1 or the equivalent by another NRSRO and the security matures within three months or (3) is rated at least Aa3 or the equivalent by another NRSRO and the security matures within six months; provided, however, that for purposes of this definition, such instruments (other than commercial paper rated by S&P and not rated by Moody's) need not meet any otherwise applicable S&P rating criteria;

      (c)    U.S. Government Obligations (including U.S. Treasury
Strips);

      (d)    Rule 144A securities;

      (e) Common stocks (A) (1) which are traded on a nationally recognized stock exchange or in the over-the-counter market, (2) if cash dividend paying, pay cash dividends in U.S. dollars and
(3) which may be sold without restriction by the Corporation; provided, however, that (y) common stock which, while a Moody's Eligible Asset owned by the Corporation, ceases paying any regular cash dividend will no longer be considered a Moody's Eligible Asset until 71 days after the date of the announcement of such cessation, unless the issuer of the common stock has senior debt securities rated at least A3 by Moody's and (z) the aggregate Market Value of the Corporation's holdings of the common stock of any issuer in excess of 4% in the case of utility common stock and 6% in the case of non-utility common stock of the aggregate Market Value of the Corporation's holdings shall not be Moody's Eligible Assets, (B) which are securities denominated in any currency other than the U.S.
dollar or securities of issuers formed under the laws of jurisdictions other than the United States, its states and the District of Columbia for which there are ADRs or their equivalents which are traded in the United States on exchanges or over-the-counter and are issued by banks formed under the laws of the United States, its states or the District of Columbia or (C) which are securities of issuers formed under the laws of jurisdictions other than the United States (and in existence for at least five years) for which no ADRs are traded; provided, however, that the aggregate Market Value of the Corporation's holdings of securities denominated in currencies other than the U.S. dollar and ADRs in excess of (1) 6% of the aggregate Market Value of the outstanding shares of common stock of such issuer thereof or (2) in excess of 10% of the Market
Value of the Corporation's Moody's Eligible Assets with respect to issuers formed under the laws of any single such non-U.S. jurisdiction other than Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, the
Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland and the United Kingdom, shall not be a Moody's Eligible Asset;

      (f)    Loans;

      (g) Corporate debt securities (including foreign non-sovereign debt and catastrophe bonds) if (A) such securities are rated by Moody's or another NRSRO; (B) such securities provide for the periodic payment of interest in cash in U.S. dollars, euros or other currencies in which the Corporation is permitted to invest; (C) such securities have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the 1933 Act as determined by the Corporation's investment manager or portfolio manager acting pursuant to procedures approved by the Board of Directors, except that such securities that are not subject to U.S. federal securities laws shall be considered Moody's Eligible Assets if they are publicly traded; and (D) such securities are not subject to extended settlement;

      Notwithstanding the foregoing limitations, corporate debt securities and loans rated by neither Moody's, S&P nor Fitch shall be considered to be Moody's Eligible Assets to the extent such securities are issued by entities which (i) have not filed for bankruptcy within the past three years, (ii) are current on all principal and interest in their fixed income obligations,
(iii) are current on all preferred stock dividends, and (iv) possess a current, unqualified auditor's report without qualified, explanatory language;

      (h) Foreign Sovereign Debt so long as the issuing country has a Currency Discount Factor as set out in the definition of Moody's Discount Factor in these Articles Supplementary. Foreign Sovereign Debt issued by a country without a Currency Discount Factor as set out in the definition of Moody's Discount Factor in these Articles Supplementary can only be approved as a Moody's Eligible Asset after review and confirmation by Moody's;

      (i) Asset-backed securities: If (1) such securities are rated at least Baa by Moody's or at least BBB by S&P or Fitch,
(2) the securities are part of an issue that is $250 million or greater, or the issuer of such securities has a total of $500 million or greater of asset-backed securities outstanding at the time of purchase of the securities by the Corporation and (3) the expected average life of the securities is not greater than 4 years;

      (j)    Collateralized debt obligations;

      (k) Preferred stocks if (A) dividends on such preferred stock are cumulative, (B) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars or euros and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (C) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or NYSE Amex Equities, (D) the issuer of such a preferred stock has a senior debt rating from Moody's of Baa1 or higher or a preferred stock rating from Moody's of Baa3 or higher and (E) such preferred stock has paid consistent cash dividends in U.S. dollars or euros over the last three years or has a minimum rating of A1 (if the issuer of such preferred stock has other preferred issues outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend history would also be eligible). In addition, the preferred stocks must have the following diversification requirements: (X) the preferred stock issue must be greater than $50 million and (Y) the minimum holding by the Corporation of each issue of preferred stock is $500,000 and the maximum holding of preferred stock of each issue is $5 million. In addition, preferred stocks issued by transportation companies will not be considered Moody's Eligible Assets;

      (l) Convertible securities (including convertible preferred stock), provided that (A) the issuer of common stock must have a Moody's senior unsecured debt of Caa or better, or a rating of CCC or better by S&P or Fitch, (B) the common stocks must be traded on the New York Stock Exchange, NYSE Amex Equities, or the NASDAQ, (C) dividends must be paid in U.S. dollars, (D) the portfolio of convertible bonds must be diversified as set forth in the table set forth below and (E) the company shall not hold shares exceeding the average weekly trading volume during the preceding month;

      (m) Common stock, preferred stock or any debt security of REITs or real estate companies;

      (n)    Pooled investment vehicles including Business
Development Companies, Master Limited Partnerships Securities,
Private Investment Companies and Registered Investment
Companies;

      (o)    Foreign Currency Transactions;

      (p)    Moody's Derivatives Transactions; and
Financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the 1940 Act and other securities or assets not otherwise provided for in this definition, but only upon receipt by the Corporation of a letter from Moody's specifying any conditions on including such financial contract or other securities or assets in Moody's Eligible Assets and assuring the Corporation that including such financial contract or other securities or assets in the manner so specified would not affect the credit rating assigned by Moody's to the Series C Preferred Stock.
    FORTY-FIFTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Moody's Hedging Transactions" in its entirety.

    FORTY-SIXTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Moody's Exposure
Period":
"Moody's Exposure Period" means the period commencing on a given
Valuation Date and ending 49 days thereafter.

    FORTY-SEVENTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Moody's Industry Classification" in its entirety and inserting in lieu thereof the following:
"Moody's Industry Classifications" means, for the purposes of determining Moody's Eligible Assets, each of the following industry classifications (or such other classifications as Moody's may from time to time approve for application to the Series C Preferred Stock):

1. Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, and Ammunition
2. Automobile: Automobile Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes,
Dealers
3. Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables
4. Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers,
Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy
Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Candy, Gum, Seafood, Frozen Food, Cigarettes,
Cigars, Leaf/Snuff, Vegetable Oil
5. Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest
Products (building-related only), Plumbing, Roofing,
Wallboard, Real Estate, Real Estate Development, REITs,
Land Development
6. Chemicals, Plastics and Rubber: Chemicals (non-agricultural), Industrial Gases, Sulfur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating
7. Containers, Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass
8.    Personal and Non-Durable Consumer Products (Manufacturing
Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning
Supplies, School Supplies
9.    Diversified/Conglomerate Manufacturing
10.    Diversified/Conglomerate Service
11.    Diversified Natural Resources, Precious Metals and
Minerals: Fabricating, Distribution
12. Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal
13. Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communicating Systems, Radios, TVs,
Tape Machines, Speakers, Printers, Drivers, Technology
14.    Finance: Investment Brokerage, Leasing, Syndication,
Securities
15. Farming and Agriculture: Livestock, Grains, Produce, Agriculture Chemicals, Agricultural Equipment, Fertilizers
16.    Grocery: Grocery Stores, Convenience Food Stores
17. Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing
Homes, HMOs, Hospitals, Hospital Supplies, Medical
Equipment
18. Home and Office Furnishings, House wares, and Durable Consumer Products: Carpets, Floor Coverings, Furniture,
Cooking, Ranges
19.    Hotels, Motels, Inns and Gaming
20.    Insurance: Life, Property and Casualty, Broker, Agent,
Surety
21.    Leisure, Amusement, Motion Pictures, Entertainment:
Boating, Bowling, Billiards, Musical Instruments, Fishing,
Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing,
Motion Picture Production Theaters, Motion Picture
Distribution
22. Machinery (Non-Agricultural, Non-Construction, Non-Electronic): Industrial, Machine Tools, and Steam
Generators
23.    Mining, Steel, Iron and Non-Precious Metals: Coal,
Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales of the foregoing
24.    Oil and Gas: Crude Producer, Retailer, Well Supply,
Service and Drilling
25. Printing, Publishing, and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, T.V., Cable Broadcasting Equipment
26. Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders,
Parts, Overnight Mail, Trucking, Truck Manufacturing,
Trailer Manufacturing, Air Cargo, Transport
27.    Retail Stores: Apparel, Toy, Variety, Drugs,
Department, Mail Order Catalog, Showroom
28. Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research,
Cellular
29.    Textiles and Leather: Producer, Synthetic Fiber,
Apparel Manufacturer, Leather Shoes
30.    Personal Transportation: Air, Bus, Rail, Car Rental
31.    Utilities: Electric, Water, Hydro Power, Gas
32. Diversified Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national Agencies

    The Corporation will use SIC codes in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and Moody's, to the extent the Corporation considers necessary.

    FORTY-EIGHTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Mortgage Pass-Through Certificates":
"Mortgage Pass-Through Certificates" means publicly-issued instruments maintaining at least AA- ratings by S&P. Certificates evidence proportional, undivided interests in pools of whole residential mortgage loans. Pass-through certificates backed by pools of convertible adjustable rate mortgages (ARMs) are acceptable as eligible collateral at 5 points above the levels established for pass-through certificates backed by fixed or non-convertible ARM pools.

    FORTY-NINTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Other Rating
Agency" in its entirety and inserting in lieu thereof the following:

"Other Rating Agency" means any rating agency other than Moody's or S&P then providing a rating for the Series C Preferred Stock at the request of the Corporation.

    FIFTIETH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Paying Agent" in its entirety and inserting in lieu thereof the following:
"Paying Agent" means The Bank of New York Mellon unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as paying agent, which paying agent may be the same as the Auction Agent and, with respect to any other class or series of Preferred Stock, the Person appointed by the Corporation as dividend-disbursing or paying agent with respect to such class or series.

    FIFTY-FIRST: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Private
Investment Companies":
"Private Investment Companies" means investment companies that are structured to be exempt under the 1940 Act.

    FIFTY-SECOND: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Rating Agency" in its entirety and inserting in lieu thereof the following:
"Rating Agency" means Moody's and S&P as long as such rating agency is then rating the Series C Preferred Stock at the Corporation's request or any other rating agency then rating the Series C Preferred Stock at the Corporation's request.

    FIFTY-THIRD: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Registered Investment Company":
"Registered Investment Company" means an investment company, such as an open-end or closed-end mutual fund, which files a registration statement with the Commission and meets all requirements of the 1940 Act.

    FIFTY-FOURTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Registrar" in its entirety and inserting in lieu thereof the following:
"Registrar" means The Bank of New York Mellon, unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as registrar.

    FIFTY-FIFTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "S&P" in its entirety and inserting in lieu thereof the following:
"S&P" means Standard and Poor's Rating Services and its successors at law.

    FIFTY-SIXTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "S&P Discount
Factor":

   "S&P Discount Factor" means:

       Discount Factor for
    Type of S&P Eligible Asset                       AAA Rating

Common Stocks (including ADRs)
     Small cap stocks................................236.13%
     Mid cap stocks..                                190.13%
     Large cap stocks...                             174.94%

DRD Eligible Preferred Stock with a senior
or preferred stock rating of at least BBB            312.57%

Non-DRD Eligible Preferred Stock with a
senior or preferred stock rating of at
least BBB                                201.36%

DRD Eligible Preferred Stock with a senior
or preferred stock rating below BBB                317.57%

Non-DRD Eligible Preferred Stock with a
senior or preferred stock rating below BBB-        206.36%

Convertible bonds rated AAA to AAA-                161.53%

Convertible bonds rated AA+ to AA-                168.00%

Convertible bonds rated A+ to A-                174.46%

Convertible bonds rated BBB+ to BBB-            180.93%

Convertible bonds rated BB+ to BB-                187.39%

Convertible bonds rated B+ to B                193.86%

Convertible bonds rated CCC                    200.32%

Short-Term Money Market Instruments with
maturities of 180 days or less                104.2%

Short-Term Money Market Instruments with
maturities of between 181 and 360 days            113.3%%
U.S. Government Securities (52 week Treasury
Bills)                                106.1%

U.S. Government Securities (Two-Year
Treasury Notes)                            109.8%

U.S. Government Securities (Five-Year
Treasury Notes)                            115.8%

U.S. Government Securities (Ten-Year
Treasury Notes)                            122.6%
U.S. Government Securities (Thirty-Year
Treasury Bonds)                            128.0%

Agency Mortgage Collateral (Fixed 15-Year)        130.2%

Agency Mortgage Collateral (Fixed 30-Year)        132.8%

Agency Mortgage Collateral (ARM 1/1)            122.7%

Agency Mortgage Collateral (ARM 3/1)            123.3%

Agency Mortgage Collateral (ARM 5/1)            123.7%

Agency Mortgage Collateral (ARM 10/1)            123.9%

Bank Loans (S&P Loan Category A)                117.79%

Bank Loans (S&P Loan Category B)                125.47%

Bank Loans (S&P Loan Category C)                154.08%

Bank Loans (S&P Loan Category D)                178.25%

Corporate Bonds rated at least AAA                109.6%

Corporate Bonds rated at least AA+                111.0%

Corporate Bonds rated at least AA                112.4%

Corporate Bonds rated at least AA-.                113.7%

Corporate Bonds rated at least A+                115.3%

Corporate Bonds rated at least A                116.4%

Corporate Bonds rated at least A-                117.7%

Corporate Bonds rated at least BBB+                119.9%

Corporate Bonds rated at least BBB                121.5%

Corporate Bonds rated at least BBB-                123.3%

Corporate Bonds rated at least BB+                136.4%

Corporate Bonds rated at least BB                136.6%
Corporate Bonds rated at least BB-                140.6%

Corporate Bonds rated at least B+                157.3%

Corporate Bonds rated at least B                171.3%

Corporate Bonds rated at least B-                187.9%

Corporate Bonds rated at least CCC+                193.7%

Corporate Bonds rated at least CCC                230.2%

Corporate Bonds rated at least CCC-                299.1%

Cash and Cash Equivalents                    100%

Municipal Obligations rated AAA                143.39%

Municipal Obligations rated AA                146.39%

Municipal Obligations rated A                    152.39%

Municipal Obligations rated BBB                155.11%

Municipal Obligations rated BB                175.11%

Municipal Obligations rated B                    195.11%

Municipal Obligations rated CCC                215.10%

Unrated Municipal Obligations                    220.00%

Common Stock of REITs and other real estate
companies                                152.82%

Mortgage Pass-Through Certificates 15-yr            132.0%

Mortgage Pass-Through Certificates 30-yr.            134.6%

Mortgage Pass-Through Certificates 1/1            126.3%

Mortgage Pass-Through Certificates 3/1            126.8%

Mortgage Pass-Through Certificates 5/1            127.2%

Mortgage Pass-Through Certificates 10/1            127.5%

Conventional/FHA/VA Mortgages and Whole
Loans 15-year                            134.1%

Conventional/FHA/VA Mortgages and Whole
Loans 30-year                            136.7%

Conventional/FHA/VA Mortgages and Whole
Loans 1/1                                130.3%


Conventional/FHA/VA Mortgages and Whole
Loans 3/1                                131.5%

Conventional/FHA/VA Mortgages and Whole
Loans 5/1                                131.5%

Conventional/FHA/VA Mortgages and Whole
Loans 10/1                                131.5%

Collateralized Mortgage Obligations (WAL
less than 5-years)                        135.0%

Collateralized Mortgage Obligations (WAL
more than 5-years and more than 10-years)            145.0%

FHA-Insured Multifamily Loans                    190.0%

Asset-Backed Securities (ABS) (Automobile
loans and fixed-rate credit card
receivables with a weighted average life
(WAL) less than 5-years)                    130.0%

ABS (Automobile loans and fixed-rate credit
card receivables with WAL more than 5-yr
and less than 10 years)                        140.0%

ABS (Floating-rate credit cards)                113.3%

Notwithstanding the foregoing, the S&P Discount Factor for short-term Municipal Obligations will be 115% so long as such Municipal Obligations are rated A-1 + or SP-1 + by S&P and mature or have a demand feature exercisable within 30 days or less, or 123% so long as such Municipal Obligations are rated A-1 or SP-1 by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Municipal Obligations are not rated by S&P but are rated equivalent to A-1+ or SP-1+ by another NRSRO, on a case by case basis; provided, however, that any such non-S&P rated short-term Municipal Obligations which have demand features exercisable within 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution with a short-term rating of at least A-l+ from S&P; and further provided that such non-S&P rated short-term Municipal Obligations may comprise no more than 50% of short-term Municipal Obligations that qualify as S&P Eligible Assets; provided, however, that Municipal Obligations not rated by S&P but rated equivalent to BBB or lower by another NRSRO, rated BB+ or lower by S&P or non-rated (such Municipal Obligations are hereinafter referred to as "High Yield Securities") may comprise no more than 20% of the short-term Municipal Obligations that qualify as S&P Eligible Assets;
(i) the S&P Discount Factor for Receivables for Municipal Obligations Sold (as defined below) that are due in more than five Business Days from such Valuation Date will be the S&P Discount Factor applicable to the Municipal Obligations sold;
(ii) no S&P Discount Factor will be applied to cash or to Receivables for Municipal Obligations Sold if such receivables are due within five Business Days of such Valuation Date; and
(iii) in the case of any Municipal Obligation that is not rated by S&P but qualifies as an S&P Eligible Asset pursuant to clause
(iii) of that definition, such Municipal Obligation will be deemed to have an S&P rating one full rating category lower than the S&P rating category that is the equivalent of the rating category in which such Municipal Obligation is placed by a NRSRO. "Receivables for Municipal Obligations Sold," for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of receivables for Municipal Obligations sold as of or prior to such Valuation Date. The Corporation may adopt S&P Discount Factors for Municipal Obligations other than Municipal Obligations, provided that S&P advises the Corporation in writing that such action will not adversely affect its then current rating on the Series C Preferred. For purposes of the foregoing, Anticipation Notes (i.e., notes that will be paid with the proceeds from subsequent bond issues, from tax revenue or other revenue anticipated to be received by a government entity) rated SP-1+ or, if not rated by S&P, equivalent to A-l+ or SP-1+ by another NRSRO, on a case by case basis, which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Municipal Obligations.

       The S&P Discount Factor applied to cash, cash equivalents and demand deposits in an "A-l+" rated institution will be 100%. "A-1+" rated commercial paper, with maturities no greater then 30 calendar days and held instead of cash until maturity is valued at 100%. Securities with next-day maturities invested in "A-1+" rated institutions are considered cash equivalents and are valued at 100%. Securities maturing in 181 to 360 calendar days are valued at 114.2%.

       The S&P Discount Factor for shares of unrated affiliated money market funds (money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act) used as "sweep" vehicles will be 110%. Money market funds rated "AAAm" will be discounted at the appropriate level as dictated by the S&P Exposure Period. No S&P Discount Factor will be applied to money market funds rated AAAm by S&P with effective next day maturities.

       Receivables due within five business days of a Valuation
Date will be treated as cash and are valued at 100%.

       Receivables that are due in more than five business days of a Valuation Date qualify as an S&P Eligible Asset at a value no greater than the settlement price discounted at the applicable credit rating and/or exposure period discount factor.
For purposes of determining the discount factors applicable to Municipal Obligation collateral not rated by S&P, the collateral will carry an S&P rating one full rating category lower than the equivalent S&P rating.

    FIFTY-SEVENTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "S&P Eligible
Assets":

"S&P Eligible Assets" means:

       (a)    Deposit Assets;

       (b)    U.S. Government Securities and U.S. Government
       Agencies;

       (c) Corporate Bonds/Indebtedness. Evidences of indebtedness other than Deposit Assets, U.S. Government Securities and Municipal Obligations that are not convertible into or exchangeable or exercisable for stock of a corporation (except to the extent of ten percent (10%) in the case of a share exchange or tender offer) ("Other Debt") and that satisfy all of the following conditions:

       (i) no more than 10% of the Other Debt may be unrated;

       (ii)    the remaining term to maturity of such Other
       Debt shall not exceed thirty (30) years;

       (iii)    and such Other Debt must provide for
       periodic interest payments in cash over the life of the security;

       (iv) the issuer of such evidences of indebtedness files periodic financial statements with the Commission; provided, however, non-rated evidences of such indebtedness or issuers of Other Debt may not constitute more than 10% of the Corporation's Other Debt;

       (d)    Convertible Corporate Indebtedness.

       (e) Agency Mortgage Collateral. The following conditions apply for Agency Mortgage Collateral:

       (i) For GNMA certificates backed by pools of graduated payment mortgages, levels are 20 points above established levels;

       (ii) Qualifying "large pool" FNMA mortgage-backed securities and FHLMC participation certificates are acceptable as eligible collateral. The eligible fixed-rate programs include FNMA MegaPools, FNMA
       Majors, FHLMC Multilender Swaps, and FHLMC
       Giant certificates. Eligible ARMs programs include nonconvertible FNMA ARM MegaPools and FHLMC weighted average coupon ARM certificates. Eligible FHLMC Giant programs exclude interest-only and principal only stripped securities;

       (iii) FNMA certificates backed by multifamily ARMs pegged to the 11th District Cost of Funds
       Index are acceptable as eligible collateral at 5 points above established levels; and

(iv) Multiclass REMICs issued by FNMA and FHLMC are acceptable as eligible collateral at the collateral levels established for CMOs.
       (f)    Mortgage Pass-Through Certificates.

       (g)    Mortgage-Backed Securities (i.e., debt
       obligations that represent claims to cash flows from pools of mortgage loans).

       (i)    Mortgage Pass-Through Certificates are
       publicly issued instruments rated at least
       'AA-' by S&P. Pass-throughs backed by pools of convertible adjustable-rate mortgages
       (ARMs) are discounted at an additional five percentage points above the levels established for pass-throughs backed by fixed or non-conventional ARM pools.

       (ii)    Fixed-Rate and Adjustable-rate mortgage
       collateral (Conventional/FHA/VA and Whole
       Loans) Pool must consist of at least 100
       loans each secured by single-family, one-
       unit, detached primary residence.  25% of
       the total pool may have an LTV greater than
       80% but less than or equal to 90%.  10% may
       have an original LTV of no greater than 95%.
       Loans with LTV greater than 80% must have a
       'AA' rated primary mortgage insurance.  25%
       may have balances between $400,000 and
       $600,000, provided the maximum size of any loan is appropriate with respect to the market area of the originator. 10% of the pool may represent condominiums that are four stories or less. High LTVs, high loan balance, and condominiums, in aggregate, should not exceed 35% of the pool.

       (iii) FHAA-Insured Multifamily Loans must have a minimum principal balance of $100,000 and have at least a one-year remaining maturity.
       The aggregate market value of any one loan may not exceed 5% of the aggregate market value of the portfolio. Such loans should be initially included in minimum blocks of
$5 million.  Project loans must have at
       least a 90% occupancy rate at the time the loan is pledged. After 90 days defaulted mortgage loans must be valued at zero. A loan in default should be liquidated or substituted within a 90-day period.

       (iv)    Collateralized Mortgage Obligations;

       (h)    Rule 144A Securities;
       (i) Senior Loans, provided, however, that the initial issue amount (facility size) is at least $100 million. The minimum accepted holding size (notional amount) of any given loan not rated by S&P, Moody's or Other
       Rating Agency is at least $1 million, provided, that participation loans are limited to not more than 10% of the aggregate value of the S&P Eligible Asset. For loans rated by S&P, Moody's or Other Rating Agency, there is no minimum accepted holding size. Senior
       Loan Participations and non-Senior Loans will qualify as S&P Eligible Assets only up to an aggregate maximum of 15% of the Corporation's total assets. These levels apply to U.S. lenders only; any international loans are excluded.

       (j) Preferred stocks that satisfy all of the following conditions:

       (i)    The preferred stock issue has a senior
       rating from S&P, or the preferred issue must be rated. In the case of Yankee preferred stock, the issuer should have an S&P senior rating of at least BBB-, or the preferred issue must be rated at least BBB-.

       (ii) The issuer, or if the issuer is a special purpose corporation, its parent, is listed on either the New York Stock Exchange, the NYSE Amex Equities or NASDAQ if the traded par amount is less than $1,000. If the traded par amount is $1,000 or more exchange listing is not required.

       (iii)    The collateral pays cash dividends
       denominated in U.S. dollars.

       (iv)    Private placements under Rule 144A with
       registration  rights are S&P Eligible
       Assets.

       (v)    The minimum market capitalization of
       eligible issuers is $100 million.

       (k)	Restrictions for floating-rate preferred stock:

       (i)	Holdings must be limited to preferred stock
       with a dividend period of less than or equal to 49 days, except for a new issue, where the first dividend period may be up to 64 days.

       (ii)	The floating-rate preferred stock may not
       have been subject to a failed auction.

       (l)	Restrictions for adjustable- or auction-rate
       Preferred stock:

       (i)	The total fair market value of adjustable-
       rate preferred stock held in the portfolio may not exceed 10% of eligible assets.

(m)	Concentration Limits:

       (i)	Total issuer exposure in preferred stock of
       any one issuer is limited to 10% of the fair market value of S&P Eligible Assets.

(ii)	Preferred stock rated below B- (including
       non-rated preferred stock) are limited to no more than 15% of the fair market value of the S&P Eligible Assets.

       (iii)	Add 5 points to over-collateralization level
       for issuers with a senior rating or
       preferred stock rating of less than BBB-.
(
       iv)	Add 10 point to over-collateralization level
       of issuers with no senior rating, preferred stock rating or dividend history.

       (n)	Common Stocks (including ADRs).  Common stocks
       that satisfy all of the following conditions:

       (i)	Each stock must have a minimum market
       capitalization of at least $100 million.

       (ii)	Restricted stocks (144A securities) or any
       pink sheet stocks (generally, stocks that are not carried in daily over-the-counter newspaper listings) are ineligible.

       (iii)	The issuer may not hold any equity unless it
       has been listed on an exchange or traded for more than one year and one quarter, or 15 months (eligible stock exchanges are the New
       York Stock Exchange, NYSE Amex Equities,
       Philadelphia Stock Exchange, Boston Stock
       Exchange, Washington Stock Exchange, Midwest
       Stock Exchange, NASDAQ, and National Market
       Quotations).

       (iv)	The collateral is owned by the Corporation,
       or the trustee or collateral agent has a first perfected priority security interest in the collateral. (For S&P's perfection of Security Interest Criteria, see Legal
       Criteria For Structured Finance
       Transactions, October 2006.)

Note: Add 20 percentage points to the overcollateralization level for common stock that do not meet the requirement of item (m)(iv) above.

       (o)	Municipal Obligations.  A Municipal Obligation
       owned by the Corporation that (i) is interest bearing and pays interest at least semi-annually; (ii) is payable with respect to principal and interest in U.S. Dollars; (iii) has an original issuance size of $10 million or greater and any securities with an issuance size of under $10 million must be rated 'AA' or better by S&P; or, if not rated by S&P but rated AAA by another NRSRO, on a case by case basis; (iv) except for Inverse Floaters (i.e., a bond or other type of debt whose coupon rate has an inverse relationship to interest rates), is not part of a private placement of Municipal Obligations; (v) is issued by any of the 50 states of the United States, its territories, and their subdivisions, counties, cities, towns, villages, and school districts; by agencies such as authorities and special districts created by the states; and by certain federally sponsored agencies such as local housing authorities. Payments made on these bonds are exempt from federal income taxes and are generally exempt from state and local taxes in the state of issuance; and (vi) fifty percent of the aggregate fair market value of the pledged pool may be rated by a NRSRO other than S&P. Notwithstanding the foregoing limitations:

       (i)	Municipal Obligations (excluding Escrow
       Bonds) of any one issuer or guarantor
       (excluding bond insurers) rated at least
       "BBB" by S&P or "A" by another NRSRO shall be considered S&P Eligible Assets only to the extent the Market Value of such
       Municipal Obligations (including short-term
       Municipal Obligations) does not exceed 10% of the aggregate Market Value of S&P
       Eligible Assets, provided that either (i) 2% is added to the S&P Discount Factor for every 1% by which the Market Value for any issuer exceeds 5%, up to a maximum of 10% or

       (ii)  10% is added to the S&P Discount Factor
for any issuer that exceeds 5% of the
       aggregate S&P Eligible Assets.  High Yield
       Securities of any one issuer shall be
       considered to be S&P Eligible Assets only to the extent the Market Value of such
       Municipal Obligations does not exceed 5% of the aggregate Market Value of S&P Eligible
       Assets;

       (ii)	Municipal Obligations not rated by S&P shall
       be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 50% of the aggregate Market Value of S&P Eligible
       Assets; provided, however, that High Yield
       Securities shall be considered S&P Eligible
       Assets only to the extent the Market Value of such Municipal Obligations does not exceed 20% of the aggregate Market Value of S&P Eligible Assets; and

       (iii)	Municipal Obligations issued by issuers in
       any one state or territory will be
       considered S&P Eligible Assets only to the extent the Market Value of such Municipal
       Obligations does not exceed 25% of the
       aggregate Market Value of S&P Eligible
       Assets; or

       (p)	Asset Backed Securities.  Receivables-backed
       tranches are publicly issued with a rating of "AA" or higher by S&P, tranches are current interest-bearing, fixed- or floating-rate, and are backed by automobile loans or credit card (fixed-rate only) receivables with an original issuance size of at least $200 million. No more than 25% of the total market value of the collateral can be from one private sector issuer. With respect to floating-rate credit card receivables, not more than 25% of the collateral may be from one investment-grade private sector issuer.
       No more than 10% of the market value of the collateral may be from one noninvestment-grade private sector issuer.

       (q)	Escrow Bonds (i.e., a type of municipal
       obligation backed by escrow funds designed to make payments as outlined in the security's original indenture) may comprise 100% of the Corporation's S&P Eligible Assets. Bonds that are legally defeased and secured by direct U.S. Government Securities are not required to meet any minimum issuance size requirement. Bonds that are economically defeased or secured by other U.S. agency paper must meet the minimum issuance size requirement for the Corporation described above. Bonds initially rated or re-rated as an Escrow Bond by another NRSRO are limited to 50% of the Corporation's S&P Eligible Assets, and carry one full rating lower than the equivalent S&P rating for purposes of determining the applicable discount factors. Bonds economically defeased and either initially rated or re-rated by S&P or another NRSRO are assigned that same rating level as its debt issuer, and will remain in its original industry category.

The Corporation's portfolio must consist of no less than 20 issues representing no less than 10 industries as determined by the S&P Global Industry Classification System.

Any asset of the Corporation that does not have an S&P Discount
Factor will be valued at $0.00.

	FIFTY-EIGHTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "S&P Exposure Period":
"S&P Exposure Period" means the sum of (i) that number of days from the last Valuation Date on which the Corporation's
Discounted Value of S&P Eligible Assets were greater than the Basic Maintenance Amount to the Valuation Date on which the Corporation's Discounted Value of S&P Eligible Assets failed to exceed the Basic Maintenance Amount, (ii) the maximum number of days following a Valuation Date that the Corporation has under these Article Supplementary to cure any failure to maintain a Discounted Value of S&P Eligible Assets at least equal to the Basic Maintenance Amount, and (iii) the maximum number of days the Corporation has to effect a mandatory redemption under these Articles Supplementary.

	FIFTY-NINTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "S&P Hedging
Transactions":

   "S&P Hedging Transactions" means for so long as any Series C Preferred are rated by S&P, the Corporation will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the ratings then assigned to Series C Preferred by S&P, except that the Corporation may, notwithstanding any limitations in paragraph 10 of this Article I, purchase or sell futures contracts and engage in swaps, caps, floors, and collars, reverse repurchase or repurchase agreements, short sales, write, purchase or sell put and call options on such contracts (collectively, "S&P Hedging Transactions"), subject to the following limitations:

   Futures and Options

       (a)	S&P Hedging Transactions may not exceed the
       notional value of the Preferred Stock that is outstanding;

       (b)	the Corporation will engage in closing
       transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event (A) the Corporation does not have S&P
       Eligible Assets with an aggregate Discounted
       Value equal to or greater than the Basic
       Maintenance Amount on two consecutive
       Valuation Dates and (B) the Corporation is required to pay variation margin on the second such Valuation Date;

       (c)	the Corporation will engage in a Closing
       Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Corporation holds the securities deliverable under such terms or the contract or option is to be settled in cash; and

       (d)	when the Corporation writes a futures
       contract or option thereon, it will either
       maintain an amount of cash, cash equivalents
       or liquid securities in a segregated account
       with the Corporation's custodian, so that
       the amount so segregated plus the amount of
       initial margin and variation margin held in
       the account of or on behalf of the
       Corporation's broker with respect to such
       futures contract or option equals the Market
       Value of the futures contract or option, or,
I	n the event the Corporation writes a
       futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.

Credit Default Swaps entered into according to International Swap Dealers Association ('ISDA') standards if premiums not paid in advance will be counted as a liability for purpose of the asset coverage test; the Corporation is not the seller of credit protection.

            Interest Rate Swaps
       (a)	the Corporation may engage in interest rate
       swaps if it is accordance to International
       Swap Dealers Association ('ISDA') standards,

       (b)	the counterparty to the swap transaction has
       a minimum short-term rating of 'A-1' or
       equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty's minimum senior unsecured long-term debt rating is 'A-', or equivalent by S&P, or higher,

       (c)	The original aggregate notional amount of
       the interest rate swap transaction or
       transactions is not to be greater than the liquidation preference of the Preferred
       Stock,

       (d)	The interest rate swap transaction will be
       marked-to-market weekly by the swap
       counterparty. If the Corporation fails to maintain an aggregate discounted value at least equal to the basic maintenance amount on two consecutive Valuation Dates then the agreement shall terminate immediately,

(e)	For the purpose of calculating the asset
       coverage test, 90% of any positive mark-to-market valuation of the Corporation's rights will be S&P Eligible Assets, and 100% of any negative mark-to-market valuation of the Corporation's rights will be included in the calculation of the Basic Maintenance Amount,

       (f)	The Corporation must maintain liquid assets
       with a value at least equal to the net
       amount of the excess, if any, of the
       Corporation's obligations over its
       entitlement with respect to each swap. If the swap agreement is not on a net basis, it must maintain liquid and unencumbered assets with a value at least equal to the full amount of the Corporation's accrued obligations under the agreement. For caps and floors, the Corporation must maintain liquid assets with a value at least equal to the Corporation's obligations with respect to such caps or floors.

      Short Sales
The Corporation may engage in short sales of securities or short sales against the box if:

       (a)	the Corporation segregates liquid and
       unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the short sale equals the current market value of the security sold short or if the Corporation enters into a short sale against the box, it is required to segregate securities equivalent in kind and amount to the securities sold short and is required to hold such securities while the short sale is outstanding.

       (b)	The transaction will be marked-to-market
       daily by the counterparty.

      Margin Purchase

       (a)	the Corporation segregates liquid and
       unencumbered assets in an amount that when
       combined with the amount of collateral
       deposited with the broker in connection with
       the margin purchase equals the current net
       obligation of the Corporation.
(
       b)	The transaction will be marked-to-market
       daily by the counterparty.

      Reverse Repurchase Agreement
The Corporation may engage in reverse repurchase
agreements if:
(a)	the counterparty is rated at least A-/A-1
and the agreement matures in 30 days or
less, or
(b)	the counterparty must be rated AA-/A-1+ if
the transaction matures in more than 30 days
but less than 183 days,
(c)	and the securities are marked-to-market
daily by the counterparty.
For purposes of determining whether the Corporation has S&P Eligible Assets with a Discounted Value that equals or exceeds the Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of initial margin or variation margin shall be zero and the aggregate settlement value of the transaction shall be reduced by an amount equal to the S&P Discount Factor for that asset.
The Corporation's obligations to any counterparty under an S&P
Hedging Transaction shall be counted as a liability that is senior to the preferred in calculating the Basic Maintenance
Amount.

	SIXTIETH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "S&P Industry
Classifications":

   "S&P Industry Classifications" means for the purpose of determining S&P Eligible Assets, each of the following industry classifications (as defined by the S&P Global Industry
Classification System):

Aerospace & Defense				Industrial Conglomerates
Air Freight and Logistics Airlines		Insurance
Automobiles						Internet & Catalog Retail
Automobile Components				Internet Software & Services
Beverages						IT Services
Biotechnology					Leisure Equipment & Products
Building Products					Machinery
Cable							Marine
Capital Markets					Media
Computers & Peripherals				Metals & Mining
Commercial Banks					Office Electronics
Commercial Services & Supplies		Oil & Gas
Communications Equipment			Packaging and Containers
Construction & Engineering			Paper & Forest Products
Consumer Finance					Personal Products
Containing & Packaging				Pharmaceuticals
Distributors					Real Estate
Diversified Financial Services		Retail
Diversified Telecommunication
Services 						Road & Rail
Electric Utilities 				Software
Electrical Equipment				Specialty Retail
Electronic Equipment & Instrument		Semiconducters and Semi
							Conducter
Energy Equipment & Services			Equipment
Food & Staples Retailing			Textiles, Apparel and
							Luxury Goods
Food Products 					Thrift & Mortgage Finance
Gas Utilities					Tobacco
Healthcare Equipment & Supplies		Trading Companies & Distributors
Healthcare Providers & Services		Transportation and Infrastructure
Hotels, Restaurants & Leisure			Transportation Utilities
Household Durables 				Water Utilities
Household Products 				Wireless Telecommunication Services

The Corporation will use its discretion in determining which industry classification is applicable to a particular investment in consultation with its Independent Accountant and S&P, to the extent the Corporation considers necessary.

	SIXTY-FIRST: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "S&P Loan
Category":

"S&P Loan Category" means the following four categories (and, for purposes of this categorization, the Market Value of an S&P
Eligible Asset trading at par is equal to $1.00):

       a.	"S&P Loan Category A" means Performing Senior
       Loans which have a Market Value greater than $0.90;

       b.	"S&P Loan Category B" means Performing Senior
       Loans which have a Market Value greater than or equal to $0.85 but equal to or less than $0.90;

       c.	"S&P Loan Category C" means non-Performing Senior
       Loans which have a Market Value greater than $0.85;

       d.	"S&P Loan Category D" means:

       (i)	Performing Senior Loans which have a Market
       Value less than $.85; and

       (ii)	Non-Performing Senior Loans which have a
       Market Value less than or equal to $.85.

       e.	"Performing" means that no default as to the
       payment of principal or interest has occurred and is continuing.

	SIXTY-SECOND: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Senior Loan":
"Senior Loan" means any secured Bank Loan that is not subordinated by its terms to any other indebtedness of the borrower.

	SIXTY-THIRD: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Senior Loan
Participation":

"Senior Loan Participation" means participations by the Corporation in a lender's portion of a Bank Loan where the Corporation has a contractual relationship with such lender and not the borrower.

	SIXTY-FOURTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Short-Term Money
Market Instrument" in its entirety and inserting in lieu thereof the following:

"Short-Term Money Market Instrument" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days (or 270 days for instruments rated at least Aaa for purposes of determining Moody's Eligible Assets); or 360 days for purposes of determining S&P's Eligible Assets:

       (i)	commercial paper rated either F-1 by Fitch or A-1
       by S&P if such commercial paper matures in 30 days or P-1 by Moody's and either F-1+ by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

       (ii)	demand or time deposits in, and banker's
       acceptances and certificates of deposit of, (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution
       (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

       (iii)	overnight funds;

       (iv)	U.S. Government Obligations and Government
       Securities; and

       (v)	Eurodollar demand or time deposits in, or
       certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have (1) credit ratings on each Valuation Date of at least P-1 from Moody's and either F-1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody's and either AA from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Corporation, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody's, Fitch and S&P shall be at least A2, A-2 and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody's, F-1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Corporation); and provided further, that the interest receivable by the Corporation shall not be subject to any withholding or similar taxes.

	SIXTY-FIFTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Transfer Agent" in its entirety and inserting in lieu thereof the following:
"Transfer Agent" means The Bank of New York Mellon, unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as transfer agent.

	SIXTY-SIXTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "U.S. Government
Securities":

"U.S. Government Securities" mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.

	SIXTY-SEVENTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "VA Mortgage":
"VA Mortgage" means a mortgage qualifying under the mortgage loan program established by the United States Department of Veterans Affairs to help veterans and their families obtain home financing.

	SIXTY-EIGHTH: Article I.13 of the Articles Supplementary is hereby amended by deleting the definition of "Valuation Date" in its entirety and inserting in lieu thereof the following:
"Valuation Date" means the last Business Day of each month, or for purposes of determining whether the Corporation is maintaining the Basic Maintenance Amount, each Business Day commencing with the Date of Original Issue.

	SIXTY-NINTH: Article I.13 of the Articles Supplementary is hereby amended by inserting the definition of "Whole Loan":
"Whole Loan" means an investment representing an original mortgage loan from a loan representing a participation with one or more lenders.

	SEVENTIETH: Article II.5(e) of the Articles Supplementary is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

       (e)	If, as a result of the procedures described in paragraph
       5(a)(v) any Potential Holder would be entitled or required to purchase less than a whole share of Series C Preferred Stock on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, allocate Series C Preferred Stock for purchase among Potential Holders so that only whole shares are purchased on such Auction Date as a result of such procedures by any Potential Holder, even if such allocation results in one or more Potential Holders not purchasing Series C Preferred Stock on such Auction Date.

     	SEVENTY-FIRST: The amendments set forth in these Articles of Amendment were duly approved by the Board of Directors of the Corporation in accordance with Article III of the Articles Supplementary and the Maryland General Corporation
Law. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of the approval of the amendments set forth in these Articles of Amendment.

	SEVENTY-SECOND: The amendments contemplated by these Articles of Amendment do not increase the authorized stock of the Corporation or the aggregate par value thereof.
[Remainder of page intentionally left blank]

	The undersigned President of The Gabelli Global Multimedia Trust Inc., who executed these Articles of Amendment on behalf of the Corporation, hereby acknowledges, in the name and on behalf of the Corporation, that these Articles of Amendment are the corporate act of the Corporation and states further, under the penalties of perjury, that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to authorization and approval are true in all material respects.

     	IN WITNESS WHEREOF, The Gabelli Global Multimedia
Trust Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this 27th day of May, 2009.



WITNESS:                     THE GABELLI GLOBAL MULTIMEDIA TRUST INC.

By:    /s/ Agnes Mullady     By:    /s/ Bruce N. Alpert
Name:  Agnes Mullady         Name:  Bruce N. Alpert
Title: Secretary             Title:  President